Exhibit 7

                           HUDSON GENERAL CORPORATION
                               111 Great Neck Road
                           Great Neck, New York 11022


                                                                   July 1, 1998


Mr. Noah E. Rockowitz, Esq.
Hudson General Corporation
111 Great Neck Road
Great Neck, New York  11022

Dear Noah:

            You have informed Hudson General Corporation (the "Company") that you, together with certain other directors or executives of the Company, are considering the possibility of proposing to the Company a transaction which would result in you and other members of the Company's management becoming the owner of all the outstanding shares of common stock of the Company (the "Transaction"). In connection with your evaluation of a potential Transaction, you have requested that the Company furnish you with certain information relating to the Company which is non-public, confidential or proprietary in nature. All such information (whether written, computerized or oral) furnished (whether before or after the date hereof) by the Company or its directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys or accountants) or agents (collectively, the "Company Representatives") to you or your representatives (including, without limitation, financial advisors, attorneys, accountants or prospective lenders or other financing sources) or agents (collectively, "your Representatives") and all analyses, compilations, forecasts, studies, summaries, notes, data and other documents and materials in whatever form maintained, whether prepared by you or your Representatives or others, which contain or reflect, or are generated from, any such information or which reflect your or your Representatives' review of, or your interest in, the Transaction is hereinafter referred to as the "Information." As a condition to, and in consideration of the Company engaging in further discussions with you and providing you with the Information, you acknowledge and agree, as set forth below, to treat confidentially the Information and any other information furnished to you.





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            You agree that the Information will not be used other than for the purpose described above, and that the Information will be kept confidential by you and your Representatives; provided, however, that (i) the Information may be disclosed to your Representatives who need to know such Information for the purpose described above (it being understood that (a) such Representative shall be informed by you of the confidential nature of the Information, shall be directed by you to treat the Information confidentially and not to use it other than for the purpose described above and shall agree to be bound by the terms of this Agreement, and (b) in any event, you shall be responsible for any breach of this Agreement by any of your Representatives), and (ii) any other disclosure of the Information may be made if the Company has, in advance, consented to such disclosure in writing. You will make all reasonable, necessary and appropriate efforts to safeguard the Information from disclosure to anyone other than as permitted hereby. Nothing contained herein shall in any way limit your ability, in your capacity as an officer or director of the Company, from using the Information in connection with conducting the business and affairs of the Company.

            In addition, without the Company's prior consent, you will not, and will direct your Representatives not to, disclose to any person either the fact that the Information has been made available to you or that this Agreement exists or that discussions are taking place between you and the Company concerning a possible transaction, or other facts with respect to such discussion, including the status thereof. The term "person" as used in this letter shall be interpreted very broadly and shall include without limitation any corporation, company, partnership, individual or group.

            Notwithstanding the foregoing, if you or any of your Representatives is requested or required (by oral question or request for information or documents in legal proceedings, interrogatories, subpoena, civil investigative demand or similar process) to disclose any Information, you will promptly notify the Company of such request or requirement so that the Company may seek an appropriate protective order and/or waive your compliance with the provisions of this Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, you or any of your Representatives is nonetheless, in the reasonable written opinion of your counsel, compelled to disclose the Information to any tribunal, you or your



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Representative, after notice to the Company, may disclose such Information to such tribunal. You shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Information so disclosed. You or your Representative shall not be liable for the disclosure of the Information hereunder to a tribunal compelling such disclosure unless such disclosure to such tribunal was caused by or resulted from a previous disclosure by you or your Representatives not permitted by this Agreement.

            If you determine that you do not wish to enter into the Transaction with the Company, you will promptly advise the Company of this fact. In such case or in the event that no Transaction between you and the Company is effected within a reasonable time after the Information is furnished to you, or if the Company requests the Information for any reason whatsoever, you will promptly, upon the Company's request, deliver to the Company all documents furnished by the Company or the Company Representatives to your Representatives constituting the Information. All oral Information will remain subject to the terms and provisions of this Agreement.

            Although you understand that the Company has endeavored to include in the Information any information known to the Company which the Company believes to be relevant for the purpose your investigation of the Company, you further understand that the Company does not make any representation or warranty, either express or implied, as to the accuracy or completeness of the Information. You agree that neither the Company nor any of the Company Representatives shall have any liability to you or any of your Representatives resulting from the use of the Information by you or your Representatives.

            It is further understood and agreed that no failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

            You acknowledge and agree that the Company would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by you or your



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Representatives. It is accordingly agreed that the Company shall be entitled to injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof, in addition to any other remedy to which the Company may be entitled, at law or in equity.

            This Agreement shall constitute the entire agreement between the parties with regard to the subject matter hereof and shall be deemed to modify the confidentiality provisions of any existing agreements between you and the Company as the same would otherwise relate to a potential Transaction. No modification, amendment or waiver shall be binding without the written consent of the parties hereto. This Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto.

            This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed within such State without regard to conflicts of law principles thereof.

            This Agreement may be executed in counterparts, each deemed to be an original, but both of which shall constitute the same agreement.

            If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter whereupon this letter will constitute our agreement with respect to the subject matter hereof.


                              Very truly yours,

                              HUDSON GENERAL CORPORATION

                              By: /s/ Edward J. Rosenthal
                                  ----------------------------------------
                                  Name: Edward J. Rosenthal
                                  Title: Member of the Special
                                         Committee of the Board of Directors


Agreed to and Accepted:

/s/ Noah E. Rockowitz
------------------------------------
Noah E. Rockowitz



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